Exhibit 4.2
AMENDMENT NO. 1 TO PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 TO PURCHASE AGREEMENT (“Amendment”) is made as of the 29th day of March, 2007 by and among Local.com Corporation, a Delaware corporation (the “Company”), and Hearst Communications, Inc. (the “Strategic Investor”) and SRB Greenway Capital, L.P., SRB Greenway Capital (QP), L.P. and SRB Greenway Offshore Operating Fund, L.P. (collectively the “Financial Investor” and, together with the Strategic Investor, the “Investors”).
Recitals
     A. The Company and the Investors entered into a certain Purchase Agreement on February 22, 2007, pursuant to which the Company issued Warrants to the Investors.
     B. Pursuant to Section 6.1(d) of the Purchase Agreement the Company filed a Notification Form: Listing of Additional Shares covering the Conversion Shares and the Warrant Shares with the Nasdaq Stock Market, Inc. (“Nasdaq”).
     C. The Company received comments from Nasdaq that require certain amendments to be made to the Warrants.
     D. Accordingly, the Company and the Investors desire to amend certain provisions of the Purchase Agreement.
Agreement
NOW THEREFORE, in consideration of the foregoing premises and the respective promises and agreements of the parties set forth herein, the parties hereto agree as follows:
1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement.

2.	Amendments.
2.1.	The preamble portion of each of the Warrants issued pursuant to the Purchase Agreement are hereby amended by deleting such section in its entirety and inserting in its place the following with relevant information inserted for the Warrantholder, the Warrant Price, and the Warrant Shares as set forth in Exhibit F to the Purchase Agreement:
For VALUE RECEIVED, [........] (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from Local.com Corporation, a Delaware corporation (“Company”), from and after the six month anniversary of the Closing Date and at any time thereafter, but not later than 5:00 P.M., Eastern time, on the Expiration

Date (as defined above), at an exercise price per share equal to [$..] (the exercise price in effect being herein called the “Warrant Price”), [    ] shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.00001 per share (“Common Stock”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein. This Warrant is being issued pursuant to the Purchase Agreement, dated as of February 22, 2007 (the “Purchase Agreement”), among the Company and the initial holders of the Company Warrants (as defined below). Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.
2.2.	Section 3 of each of the Warrants issued pursuant to the Purchase Agreement are hereby amended by deleting the first paragraph in such section in its entirety and inserting in its place the following:
Exercise of Warrant. Subject to the provisions hereof, the Warrantholder may exercise this Warrant, in whole or in part, at any time from and after the six month anniversary of the Closing Date and at any time thereafter, but not later than 5:00 P.M., Eastern time, on the Expiration Date upon surrender of the Warrant, together with delivery of a duly executed Warrant exercise form, in the form attached hereto as Appendix A (the “Exercise Agreement”) and payment by cash, certified check or wire transfer of funds (or, in certain circumstances, by cashless exercise as provided below) of the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Warrantholder). The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or the date evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company has been provided to the Company), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered.
2.3.	Section 8(e) of each of the Warrants issued pursuant to the Purchase Agreement are hereby amended by deleting such section in its entirety and inserting in its place the following:
To the extent permitted by applicable law and the listing requirements of the Nasdaq Marketplace Rules and any other stock market or exchange on which the Common Stock is then listed, the Company from time to time may decrease the Warrant Price by any amount for any period of time if the period is at least twenty (20) days, the decrease is irrevocable during the period and the Board shall have made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. Whenever the Warrant Price is decreased pursuant to the preceding sentence, the Company shall provide written notice thereof to the Warrantholder at least five (5) days prior to the date the decreased Warrant Price takes effect, and such notice shall state the decreased Warrant Price and the period during which it will be in effect.
3.	Applicable to Series A Warrants and Series B Warrants. The Investors agree that this Amendment applies to all the Warrants issued pursuant to the Purchase Agreement, in the respective amounts set forth opposite the Investors’ names on Exhibit F to the Purchase Agreement. The Investors specifically acknowledge that this Amendment applies to both the Series A Warrants and the Series B Warrants

4.	Replacement of Warrants. Any warrants that have been issued and delivered, pursuant to the Purchase Agreement, prior to this Amendment are hereby cancelled and shall be replaced with new warrants incorporating these revisions.

5.	Miscellaneous. Except as modified and amended pursuant to this Amendment, the Purchase Agreement and the Warrants shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Purchase Agreement or caused their duly authorized officers to execute this Amendment No. 1 to Purchase Agreement as of the date first above written.

The Company:	LOCAL.COM CORPORATION
	By:	/s/ Heath Clarke
		Name:	Heath Clarke
		Title:	Chief Executive Officer

The Strategic Investor:	HEARST COMMUNICATIONS, INC.
	By:	/s/ Kenneth A. Bronfin
		Name:	Kenneth A. Bronfin
		Title:	President, Hearst Interactive Media

The Financial Investor:	SRB GREENWAY CAPITAL, L.P.
	By:	/s/ Steve Becker
		Name:	Steve Becker
		Title:	General Partner

SRB GREENWAY CAPITAL (QP), L.P.
	By:	/s/ Steve Becker
		Name:	Steve Becker
		Title:	General Partner

SRB GREENWAY OFFSHORE OPERATING FUND, L.P.
	By:	/s/ Steve Becker
		Name:	Steve Becker
		Title:	General Partner

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